Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of May 17, 2023 (the “Effective Date”), among EMERALD INTERMEDIATE, INC., a Delaware corporation (“Lender”), SAMSUNG DISPLAY CO., LTD., a Korean corporation (“Parent”), and EMAGIN CORPORATION, a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1            Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder as and when due in accordance with this Agreement.

2.2           Loan.

(a)            Availability. Subject to the terms and conditions of this Agreement, upon five (5) Business Days’ prior written request from Borrower, Lender shall lend to Borrower the following (the “Loan”): (i) on the Effective Date (or as soon thereafter as the conditions to such borrowing under Section 4.1 of this Agreement are satisfied), an amount not to exceed Five Million Dollars ($5,000,000.00) (the “First Advance”), (ii) from the first Business Day after the two-month anniversary of the date of the Effective Date until the six-month anniversary of the date of the First Advance and thereafter, an amount not to exceed Five Million Dollars ($5,000,000.00) (the “Second Advance”), and (iii) on any Business Day after the earlier of (x) five-month anniversary of the date of the Second Advance and (y) the seventh-month anniversary of the Effective Date, an amount not to exceed Three Million Dollars ($3,000,000.00) (or such greater amount reasonably agreed by Lender and Borrower after good faith discussions, taking into consideration the actual cash needs of Borrower for the Proceeds Purpose and Collateral coverage, among other things, but which shall not in any event exceed Five Million Dollars ($5,000,000.00)) (the “Third Advance”). The cash proceeds of the Loan shall be used by Borrower solely for the Proceeds Purpose. For the avoidance of doubt, the advance amounts above are cumulative, such that the total amount of the advances could, subject to the terms and conditions of this Agreement, equal up to $15,000,000.

(b)            Repayment. Borrower shall pay to Lender in cash the entire outstanding principal amount of the Loan plus all accrued and unpaid interest and all other outstanding Obligations on the Maturity Date. After repayment, the Loan may not be reborrowed.

(c)            Prepayment.

(i)            Voluntary Prepayment. Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $100,000 and not less than an aggregate principal amount equal to $500,000, provided Borrower (a) delivers written notice to Lender of its election to prepay such amount of the Loan at least three (3) Business Days prior to such prepayment, and (b) pays in cash, on the date of such prepayment (1) the aggregate principal amount of the Loan set forth in such written notice, plus (2) the accrued and unpaid interest on the Loan with respect to such principal amount set forth in such written notice. Each such notice of prepayment will specify the relevant Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. Any such notice may be revocable or conditioned upon the consummation of other transactions, in which case such notice may be revoked or postponed by the Borrower (by notice to the Lender prior to 2:00 p.m. on the specified effective date) if such condition is not satisfied.

2.3           Payment of Interest on the Loan.

(a)             Interest Rate. Subject to Section 2.3(b) and Section 2.3(d), the outstanding principal amount of the Loan and all interest not paid in cash when required to be paid in cash hereunder shall accrue interest at the Applicable Rate to be set on the first day of each semi-annual interest period. Interest shall be paid semi-annually on May 17 and November 17, with the first interest payment date being November 17, 2023. Borrower shall have the option to either pay all accrued and unpaid interest either in cash or in kind by adding to the aggregate outstanding principal amount of the Loan on each semi-annual interest payment date an amount equal to the amount of interest accrued and unpaid as of such date.

(b)            Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to two percentage points (2.0%) plus the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)             Interest Computation. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the Effective Date shall be included and the date of payment shall be excluded.

(d)            Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4           Fees and Expenses. Borrower shall pay to Lender all Lender Expenses incurred after the Termination Date, within thirty (30) days after demand by Lender.

2.5           Payments; Application of Payments.

(a)             Subject to Section 2.3(a), all payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)            Subject to the terms of the Intercreditor Agreement, Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3              CREATION OF SECURITY INTEREST

3.1           Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

3.2           Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements under the UCC, without notice to Borrower, with all jurisdictions deemed reasonably necessary or appropriate by Lender to perfect or protect Lender’s interest or rights hereunder.

3.3           Termination. If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Lender’s obligation to make the Loan has terminated, Lender shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.

3.4           Further Assurances. Borrower agrees that it will execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral.

4              CONDITIONS OF LOAN

4.1           Conditions Precedent to First Advance Loan. Lender’s obligation to make the First Advance is subject to the condition precedent that:

4.1.1       Lender shall have received, in form and substance reasonably satisfactory to Lender, the following:

(a)             duly executed signatures of the Borrower to the Loan Documents;

(b)            a duly executed copy of the Merger Agreement, which shall be in full force and effect;

(c)             resolutions for Borrower approving the transactions contemplated by this Agreement and the other Loan Documents, certified as of the Effective Date by the secretary or similar officer of Borrower as being in full force and effect without modification or amendment;

(d)            UCC-1 financing statements in form reasonably satisfactory to Lender;

(e)             the consent of the lender under the Existing Credit Agreement; and

(f)             Lender shall have established a bank account within the United States, which shall occur within thirty (30) days of the Effective Date.

4.2            Conditions to Advances of the Loan. The making of each advance of the Loan is subject to the additional conditions precedent that the Lender shall have received, in form and substance reasonably satisfactory to Lender:

(a)            no event shall have occurred and be continuing that constitutes an Event of Default;

(b)            all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Company Material Adverse Effect in the text thereof) as of the date of the applicable advance of the Loan;

(c)            a certificate of an officer of Borrower certifying that (i) the proceeds of the Loan are reasonably necessary to fund the Proceeds Purpose as determined by the Borrower in good faith and shall be used solely for the Proceeds Purpose and (ii) the conditions precedent to Lender’s obligation to make the Loan have been satisfied; and

(d)            the Termination Date shall not have occurred.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization, Authorization; Power and Authority. Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Borrower has all requisite corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used, except where the failure to have such power or authority has not, and would not be reasonably expected to have a Company Material Adverse Effect. Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Borrower’s exact legal name is that indicated in the preamble hereto and on the signature page hereof. Section 10 accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office). Borrower has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, or (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound except for such conflicts, contraventions, defaults, breaches, termination or acceleration under clauses (ii) or (iii) above as could not be reasonably expected to be material to the Borrower and its Subsidiaries, taken as a whole, or to the rights of Lender under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents to which it is a party constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.2           Merger Agreement. The Merger Agreement represents the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3           Proceeds Purpose. The proceeds of the Loan are in the Borrower’s good-faith judgement necessary to fund the operations and working capital of Borrower and any transaction fees or other out of pocket expenses (including without limitation advisor and counsel fees relating to the Merger Agreement or any of the transactions contemplated thereby (the “Proceeds Purpose”) and shall be used solely for the Proceeds Purpose.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Approvals.

(a)             Obtain all of the approvals reasonably necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of its property. Borrower shall promptly provide copies of any such obtained approvals to Lender.

6.2           Information. Provide Lender with the following:

(a)            Debt Holder Notices. Prior to the termination of the Existing Credit Agreement, promptly upon receipt or delivery thereof, copies of all material written notices and reports received or delivered in connection with the Existing Credit Agreement.

(b)            Notice of Default. After the Effective Date, within five (5) business days of any of Borrower’s executive officers obtaining knowledge of any condition or event which constitutes an Event of Default or that any person has given written notice to Borrower or any Affiliate of Borrower or taken any other action with respect to a claimed Event of Default, an officer’s certificate describing the same and the period of existence thereof and specifying what action Borrower has taken, are taking and propose to take with respect thereto.

(c)            Quarterly Certification. Within the later of (x) two (2) business days of the filing of the 10-Q or 10-K and (y) forty-five (45) days of the last day of each fiscal quarter of Borrower (nintey (90) days in respect of the fourth fiscal quarter), a certificate in the form attached hereto as Exhibit 1 from a financial officer of Borrower certifying the book value of assets as set forth therein (i.e., account receivables, inventory and fixed assets, together with each sub-line items) as may be properly classified as such in accordance with GAAP consistently applied as of the last day of such fiscal quarter, together with such supporting documentation as Lender may reasonably request.

(d)            Other Notices and Information. After termination of the Existing Credit Agreement, promptly upon Lender’s request therefor, such further information reasonably related to or affecting the Collateral or the value thereof as Lender may from time to time reasonably require.

6.3           Insurance.

(a)             Solely from and after the Termination Date, until payment in full of the Obligations and termination of this Agreement, Borrower shall obtain and maintain in effect, at Borrower’s sole expense, policies of casualty insurance (i) as more specifically set forth on Exhibit D annexed to the Existing Credit Agreement as of the Effective Date, each of which shall have ratings of at least “A-VIII” by A.M. Best Company or (ii) if requested by the Borrower such other policies as otherwise reasonably approved by Lender.

(b)            Subject to Section 6.5(a), Borrower shall use commercially reasonable efforts to cause all property insurance policies maintained by Borrower to have a lender’s loss payable endorsement showing Lender as lender loss payee, all liability insurance policies shall show, or have endorsements showing, Lender as an additional insured, and Lender shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(c)             After the repayment in full of the obligations under and termination of the Existing Credit Agreement, ensure that proceeds payable under any property policy are, at Lender’s option, payable to Lender on account of the Obligations.

6.4           Use of Proceeds. Borrower shall use the proceeds of the Loan solely for the Proceeds Purpose.

6.5           Post-Closing Perfection Requirements.

(a)            Insurance. Within thirty (30) days (or such longer period as approved by Lender (acting in its reasonable discretion)) after the Effective Date, Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that the insurance endorsements required by Section 6.3 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender.

(b)            Control Agreements. Within thirty (30) days after the termination of the Existing Credit Agreement (or such longer period as approved by Lender (acting in its reasonable discretion)), with respect to all deposit accounts and securities accounts of Borrower in to which proceeds of Collateral are or may be deposited, Borrower shall (or thirty (30) days after opening such deposit account or securities account for each such deposit account and securities account opened after the termination date of the Existing Credit Agreement) deliver to Lender a control agreement fully executed by Borrower and the bank or financial institution at or with which any such deposit account or securities account is maintained by Borrower.

(c)            Landlord Consents. After the termination of the Existing Credit Agreement, within thirty (30) days (or such longer period as approved by Lender (acting in its reasonable discretion)) of request therefor with respect to all leased locations for which a landlord agreement or similar agreement is reasonably requested by Lender, Borrower shall use commercially reasonable efforts to execute and deliver a landlord consent in customary form reasonably acceptable to Lender for each of such locations executed by the respective landlord thereof.

6.6           Other Covenants. Solely from and after the Termination Date Borrower shall:

(a)            At all times be a corporation duly organized and in good standing under the laws of the State of Delaware, be duly qualified and existing in good standing in every other state in which the nature of Borrower’s business requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)            At all times be, with respect to all Inventory, Equipment, intellectual property, cash collateral and other Collateral, the owner thereof free from any lien, security interest or encumbrance of any kind, except for Permitted Liens.

(c)            Maintain customary books and records relating to Borrower’s receivables and Collateral at the office as set forth in accordance with Section 10 below.

(d)            Duly pay and discharge all federal and all material state taxes, assessments, contributions and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto.

(e)             Cause to be maintained at the end of each of its fiscal quarters, Tangible Net Worth in an amount not less than $13,000,000 and Working Capital of not less than $3,500,000.

(f)            Advise Lender of the existence of any material commercial tort claims in favor of and asserted by Borrower, which advice shall be given to Lender in writing no later than ten (10) business days after Borrower asserts such a claim in its favor.

(g)            (i) Use commercially reasonable efforts (as determined by the board of directors of Borrower) to protect, defend and maintain the validity and enforceability of Borrower’s intellectual property; (ii) promptly advise Lender in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of Borrower’s or any of its Subsidiaries’ Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any of its Subsidiaries’ business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

7.1           Changes in Name, etc. Borrower shall not, without at least thirty (30) days prior written notice to Lender: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.2           Use of Proceeds. Use the proceeds of the Loan for any other purpose other than for the Proceeds Purposes.

7.3           Other Covenants. Solely from and after the Termination Date, Borrower shall not:

(a)            Assign, pledge, transfer or in any way or encumber or subject to any security interest any assets, including intellectual property any other intangible property, to any person other than Lender except for Permitted Liens and sales of inventory in the ordinary course of business and dispositions of old or obsolete assets or assets no longer used or useable by Borrower.

(b)            (i) Make any loans or advances to officers, directors, shareholders or Affiliates; (ii) engage in any other transactions with Affiliates except on terms similar to those that would be in effect in transactions between unrelated parties (iii) incur or repay indebtedness for borrowed money (except indebtedness under the Existing Credit Agreement and indebtedness to CIT Technology Financing SRVC Inc. (“CIT”) to finance Borrower’s insurance premiums) or guaranty the obligations of Affiliates or other Persons; (iv) declare any dividends, redeem or repurchase any stock, or make any other distributions in respect of its stock; or (v) enter into any agreements to buy or sell goods on consignment terms.

(c)            (i) Conduct any business or engage in any transaction or dealing with any Blocked Person (as hereafter defined), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section. Borrower is not in violation of any Anti-Terrorism Law and Borrower is not a Person (a “Blocked Person”) that (a) is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) any financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (e) is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or is affiliated or associated with a person or entity listed above; (f) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224. For purposes of this Section 7.3(c), (i) “Anti-Terrorism Laws” shall mean any laws, regulations, rules, orders and directives relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws, regulations, rules, orders and directives may from time to time be amended, renewed, extended, or replaced); (ii) “Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced; and (iii) “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default. Borrower fails to (a) make any payment of principal on the Loan when due, or (b) pay interest on the Loan or any other amount due under any Loan Document (other than an amount referred to in clause (a) of this Section 8.1), when and as the same becomes due and payable, and such default continues unremedied for a period of five (5) Business Days; or

8.2           Covenant Default. Borrower fails to perform or observe any covenant or agreement contained in this Agreement or any other Loan Documents (other than as set forth in Section 8.1 above), and such default shall continue unremedied for a period of 30 days after the earlier of the date on which (x) any executive officer of the Borrower becomes actually aware of such failure or (y) written notice thereof shall have been given to the Borrower from Lender.

8.3           Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days;

8.4           Other Agreements. There is, at any time after the occurrence of the Termination Date, prior to the termination of the Existing Credit Agreement, to the extent not cured, waived or forebeared within thirty (30) days after any default resulting (a) in a right by any third party or parties under the Existing Credit Agreement, whether or not exercised, to accelerate the maturity of any obligations under the Existing Credit Agreement or (b) from the failure to repay any monetary obligations under the Existing Credit Agreement upon the maturity thereof;

8.5           Misrepresentations. Borrower makes any representation or warranty, in this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; provided that, to the extent such representation or warranty is capable of being cured, such default shall continue unremedied for a period of thirty (30) days’ notice after written notice thereof from the Lender to the Borrower;

8.6           Change in Control. There occurs a Change in Control.

8.7           Other Defaults. Solely from and after the Termination Date, any of the following events shall have occurred and have continued unremedied for a period of thirty (30) days (or such longer period as approved by Lender in its discretion):

(a)             Borrower shall fail to pay when due any indebtedness for borrowed money in an amount exceeding $500,000 beyond any applicable grace period;

(b)            One or more fines, penalties, attachments, levies, or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of more than $500,000 (not covered by independent third-party insurance) shall be rendered against Borrower by any Governmental Authority, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

(c)            A material portion of any tangible Collateral for the Obligations is destroyed or lost or rendered valueless (unless subject to insurance coverage);

(d)            (x) Borrower shall default in the payment under the terms of any present or future lease (each a “Lease”) of any material premises now or hereafter leased by Borrower (“Material Leased Premises”) except for such payment defaults or breaches as are being disputed in good faith by appropriate proceedings and for which adequate reserves are maintained by Borrower in accordance with GAAP (a “Permitted Dispute”) or (y) Lender shall receive notice from any lessor of any Material Leased Premises that a payment default has occurred under any Lease for Material Leased Premises other than defaults that are subject to a Permitted Dispute; or

(e)            Any employee benefit plan of Borrower subject to the Employee Retirement Income Security Act is completely or partially involuntarily terminated or the Pension Benefit Guaranty Corporation commences proceedings for the purpose of effecting any such termination or an event or circumstance occurs which could result in any such termination and such would, in each case, have a material effect on the Borrower and its Subsidiaries taken as whole.

9              LENDER’S RIGHTS AND REMEDIES

9.1           Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:

(a)            declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.3(b) or (c) occurs, all Obligations are immediately due and payable without any action by Lender);

(b)            stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c)             verify the amount of, demand payment of and performance under, and collect any accounts receivable and general intangibles (other than any intellectual property), settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Lender considers advisable, and notify any Person owing Borrower money of Lender’s security interest in such funds;

(d)            make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e)             ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(f)             exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.3 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will make reasonable efforts to provide Borrower with prior written notice of Lender obtaining such insurance. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.3           Application of Payments and Proceeds Upon Default. Subject to the terms of the Intercreditor Agreement, if an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.4           Lender’s Liability for Collateral. So long as Lender complies with reasonable banking and business practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5           No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.6           Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10            NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	eMagin Corporation
700 South Drive, Suite 201
Hopewell Junction, NY 12533
Attn:
Email:

With a copy to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: John Reiss; Ross Sturman
Email: jreiss@whitecase.com; ross.sturman@whitecase.com

If to Lender:	Emerald Intermediate, Inc.
c/o Samsung Display Co., Ltd.
1 Samsung-Ro, Giheung-Gu
Yong-In City, Gyeonggi-Do, Korea 17113
Attn:
Email:

With a copy to:
O’Melveny & Myers LLP
23/F Meritz Tower
382 Gangnam-daero
Gangnam-gu, Seoul, Korea 06232
Attention: Daniel Kim
Email: dkim@omm.com

and

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Brad Finkelstein; Noah Kornblith
Email: bfinkelstein@omm.com; nkornblith@omm.com

11            CHOICE OF LAW, VENUE and JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12            GENERAL PROVISIONS

12.1         Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s sole discretion). Lender may not without the consent of Borrower (which may be granted or withheld in Borrower’s sole discretion), sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that no such consent shall be required to sell, transfer, assign, negotiate or grant a participation to an affiliate of Lender.

12.3        Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b)  as required by law, regulation, subpoena, legal process, or other order; (d) to Lender’s regulators or as otherwise required or requested in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender so long as such service providers have executed a confidentiality agreement with Lender with terms no less restrictive than those contained herein or are otherwise subject to professional obligations of confidentiality. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender (unless subject to another confidentiality agreement with the Borrower), or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information. Lender acknowledges that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities

12.4         Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.4 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.5        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8        Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.9        Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.10      Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.11      Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.12      Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.13      Intercreditor Agreement. Nothing in this Agreement to the contrary, (a) Lender agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) in the event of any conflict or inconsistent between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control in all respects.

12.14      Lender/Parent Covenants.

(a)             Lender shall establish a bank account referred to in Section 4.1.1(f) above within the United States as soon as reasonably practicable (but in any event within thirty (30) days of the Effective Date).

(b)            Upon the request of the Borrower, if the Existing Credit Agreement is refinanced or replaced pursuant to the definition of “Existing Credit Agreement” (any such refinancing or replacement, a “New Facility”), Lender shall execute and deliver an intercreditor agreement or subordination agreement, as applicable and substantially in the same form as the Intercreditor Agreement (or as otherwise reasonably acceptable to Lender), with Borrower and the applicable agent, debt representative and/or lender(s) with respect to such New Facility.

(c)             Parent agrees to send to Lender in immediately available funds: (i) no less than the amount of the First Advance within five (5) Business Days after Lender has established the bank account referred to in Section 4.1.1(f), (ii) no less than the amount of the Second Advance at least one (1) Business Day prior to the two-month anniversary of the Effective Date, and (iii) no less than the amount of the Third Advance at least one (1) Business Day prior to the earlier of (x) five-month anniversary of the date of the Second Advance and (y) the seventh-month anniversary of the Effective Date.

13            DEFINITIONS

13.1        Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Rate” means the rate per annum equal to the Prime Rate.

“Bankruptcy and Equity Exception” is defined in the Merger Agreement.

“Bankruptcy Code” is Title 11 of the United States Code entitled “Bankruptcy”.

“Blocked Person” is defined in Section 7.3(c).

“Borrower” is defined in the preamble hereof.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Change in Control” means at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any shareholder of the Borrower on the date hereof), shall become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering (or a “PIPE” or similar transaction to unaffiliated third-parties); provided, however, that the consummation of the transactions under the Merger Agreement shall not constitute a Change in Control.

“CIT” is defined in Section 7.3(b).

“Claims” is defined in Section 12.4.

“Closing” is defined in the Merger Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is “Collateral” as defined in the Existing Credit Agreement as of the date hereof; provided, however, that Collateral shall not include intellectual property.

“Company Material Adverse Effect” has the meaning assigned to such term in the Merger Agreement solely with respect to clause (b) therein.

“Current Assets” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower, as at such date, including but not limited to (i) cash and cash equivalents, (ii) accounts, (iii) inventory; and (iv) prepaid current assets of Borrower provided however, that such amounts shall not include any amounts for any indebtedness owing by any Affiliate to Borrower.

“Current Liabilities” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without duplications, the amounts of (a) all indebtedness payable on demand, or at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity which is not contested to such date, and (d) all accruals for federal or other taxes measured by income payable within twelve (12) months of such date.

“Default Rate” is defined in Section 2.3(b).

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Event of Default” is defined in Section 8.

“Exchange Act” is defined in the definition of “Change in Control”.

“Existing Credit Agreement” is that certain Financing Agreement dated as of December 29, 2016, between Borrower, as borrower, and Rosenthal & Rosenthal, Inc., as lender, as of the date hereof, and any refinancing, refunding, extension, renewal, or replacement as of the date of such refinancing, refunding, extension, renewal, or replacement, so long as such refinancing, refunding, extension, renewal, or replacement is entered into on an arm’s length basis with any bank, financial institution or other party in the business of making commercial loans who is not an Affiliate of Borrower.

“First Advance” is defined in Section 2.2(a).

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indemnified Person” is defined in Section 12.4.

“Insolvency Proceeding” is any proceeding by or against any Person under the Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” means that certain Letter Agreement Re: eMagin Corporation, dated as of the Effective Date, by and among Rosenthal & Rosenthal, Inc., Lender and Borrower, as amended, restated, supplemented or otherwise modified from time to time, which shall be substantially in the form attached hereto as Exhibit 2.

“Lease” is defined in Section 8.7(d).

“Lender” is defined in the preamble hereof.

“Lender Entities” is defined in Section 12.3.

“Lender Expenses” are all reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees and expenses) for enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan” is defined in Section 2.2(a).

“Loan Documents” are, collectively, this Agreement, the Intercreditor Agreement, and any schedules, exhibits, certificates, notices, and any other documents related to any of the foregoing, any subordination agreement, any note, or notes or guaranties executed by Borrower or any other Person, any collateral documents granting or perfecting a Lien in favor of Lender to secure the Obligations and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Effect” shall mean a fact, occurrence, act or omission pending or applying to the Borrower, any subsidiary of Borrower or any of their assets, or which in the opinion of Lender, if adversely determined, could have a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (ii) Borrower’s ability to perform its obligations under this Agreement or any loan document to which it is a party, (iii) the ability of Lender to enforce the Obligations, or (iv) the value of the Collateral taken as a whole.

“Material Leased Premises” is defined in Section 8.7(d).

“Maturity Date” is the date that is the earlier of (i) five (5) years after the Termination Date and (ii) five (5) years after the Outside Date (as defined in the Merger Agreement)].

“Maximum Rate” is defined in Section 2.3(d).

“Merger Agreement” is that certain Agreement and Plan of Merger dated as of May 17, 2023, by and among Samsung Display Co., Ltd., Lender, Emerald Merger Sub, Inc., and Borrower, as amended or modified from time to time.

“New Facility” is defined in Section 12.14(b).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin, and to perform Borrower’s duties under the Loan Documents.

“Parent” is defined in the preamble hereof.

“Permitted Dispute” is defined in Section 8.7(d).

“Permitted Liens” are:

(a) the security interests and liens of Lender;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or Guarantor’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(e) purchase money security interests in machinery and equipment (including capital leases where the landlord has signed a subordination agreement/waiver acceptable to Lender);

(f) pledges and deposits of cash by any Borrower after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower as of the date hereof;

(g) pledges and deposits of cash by Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Lender;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings (satisfactory to Lender) in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of the Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Borrower and the precautionary UCC financing statement filings (satisfactory to Lender) in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect;

(j) liens on proceeds of insurance in favor of CIT securing payment of the Borrower’s premiums for insurance; and

(k) the Liens securing the obligations under the Existing Credit Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the prime rate as published in the Wall Street Journal (or if not, available, such other source reasonably selected by Lender); provided, however, that in no event shall the Prime Rate be less than 0.0%.

“Proceeds Purpose” is defined in Section 5.3.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Second Advance” is defined in Section 2.2(a).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Tangible Net Worth” is, at a particular date (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower (excluding (i) subordinated liabilities to Lender, (ii) the Obligations, and (iii) the obligations under the Existing Credit Agreement) determined in accordance with GAAP.

“Termination Date” is the date on which the Merger Agreement is terminated pursuant to Article VIII thereof.

“Third Advance” is defined in Section 2.2(a).

“Working Capital” shall mean the excess, if any, of Current Assets less Current Liabilities.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

EMAGIN CORPORATION

By:	/s/ Andrew G. Sculley

Name:	Andrew G. Sculley

Title:	Chief Executive Officer

LENDER:

EMERALD INTERMEDIATE, INC.

By:	/s/ Seo Young Son

Name:	Seo Young Son

Title:	President and Chief Executive Officer

PARENT:

SAMSUNG DISPLAY CO., LTD.

By:	/s/ Kwonyoung Choi

Name:	Kwonyoung Choi

Title:	Executive Vice President and Chief Strategy Officer

EXHIBIT 1

TANGIBLE ASSET VALUE CERTIFICATE

EXHIBIT 2

Intercreditor Agreement

See attached